Exhibit 10.1

Summary of Compensation Arrangements for Non-Employee Directors of Harris Interactive Inc.

As amended as of June 8, 2005

Members of the Board of Directors of Harris Interactive Inc. (the “Company”) who are not receiving compensation related to employment with the Company or of any subsidiary of the Company (“Non-Employee Directors”) will be entitled to receive the following cash and equity compensation in consideration of their service on the Board of Directors:

Annual Cash Compensation – The following annual cash retainer fees will be paid:

•	$37,500 paid as an annual retainer to each Non-Employee Director

•	$15,000 paid to the Chairman of the Board of Directors if a Non-Employee Director

•	$10,000 paid to the Lead Director if a Non-Employee Director

•	$5,000 paid to the Chairman of each of the Audit Committee, the Compensation Committee and the Research and Development Committee, if a Non-Employee Director

All cash fees are paid quarterly in advance, and Directors may receive pro-rated amounts for responsibilities assumed during interim periods.

Each member of the Board of Directors, including each Non-Employee Director, is entitled to receive reimbursement for reasonable out-of-pocket expenses incurred by him in connection with attending meetings of the Board of Directors and meetings of any Committee thereof on which he serves.

Annual Equity Compensation – In addition, the following equity compensation in the form of non-qualified stock options will be granted each year:

•	15,000 options granted to each Non-Employee Director

•	5,000 options granted to the Chairman of the Board of Directors if a Non-Employee Director

•	10,000 options granted to the Lead Director if a Non-Employee Director

•	10,000 options granted to the Chairman of each of the Audit Committee and the Compensation Committee, if a Non-Employee Director

•	5,000 options granted to the Chairman of the Research and Development Committee if a Non-Employee Director

All stock options are granted at or about the time of the annual meeting of stockholders of the Company. Directors may receive pro-rated grants for responsibilities assumed during the calendar year. All stock options have an exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant. The stock options vest during the period the recipient remains a Director and become exercisable ratably over 36 consecutive months (1/36th per month), beginning one month from the date of grant. Vested stock options terminate unless exercised within thirty days after the Non-Employee Director ceases to be a member of the Board of Directors or one year after the Non-Employee Director ceases to be a member of the Board of Directors because of death or permanent disability; and terminate immediately if the Non-Employee Director competes with the Company.